THIRD AMENDMENT TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
This Third Amendment to Second Amended and Restated Credit Agreement (this “Amendment”), dated as of July 25, 2014 (the “Effective Date”), is by and among Associated Estates Realty Corporation (the “Borrower”), PNC Bank, National Association and the other banks and financial institutions whose signatures appear below (collectively, the “Lenders”) and PNC Bank, National Association, not individually but as administrative agent for the Lenders (the “Administrative Agent”).
RECITALS
A.The Borrower, the Administrative Agent, and certain of the Lenders are parties to that certain Second Amended and Restated Credit Agreement dated as of January 12, 2012, pursuant to which such Lenders made available to the Borrower a revolving credit facility with an Aggregate Commitment of $350,000,000, as amended by that certain First Amendment to Second Amended and Restated Credit Agreement dated October 19, 2012 and that certain Second Amendment to Second Amended and Restated Credit Agreement dated June 19, 2013 (collectively, the “Credit Agreement”). All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.
B.The Borrower and the Lenders wish to further amend the Credit Agreement to modify certain of the terms, covenants, and provisions in the Credit Agreement, all as set forth herein.
NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENTS
1.Incorporation. The foregoing Recitals to this Amendment are hereby incorporated and made part of this Amendment.
2.Effectiveness. This Amendment shall be effective from and after the Effective Date, which is the date on which each of the Borrower, the Administrative Agent and the Lenders have executed and delivered to the Administrative Agent a counterpart of this Amendment.
3.Changes to Defined Terms. From and after the Effective Date, Article I of the Credit Agreement shall be amended as follows:
a)    The definition of “Eligible Unencumbered Project” is modified in part by (i) deleting the phrase “which is also a Subsidiary Guarantor, if and for so long as required by Section 3.4” in clause (c) thereof and (ii) adding "in Section 7.16 of this Agreement" after ". . . clause (e) of the definition of Permitted Liens . ."
b)    The definition of “Loan Documents” is modified in part by replacing the reference to “the Subsidiary Guaranty” with “any Subsidiary Guaranty”.
c)    The definition of “Loan Parties” is modified in part by replacing “the Subsidiary Guarantors” with “and any Subsidiary Guarantors that may exist from time to time”.

d)    The definition of “Qualified Ratings” means a senior unsecured debt Investment Grade Rating issued by at least two (2) of the three (3) nationally recognized rating agencies, including, but not limited to, S & P, Moody’s and Fitch.
e)    The definition of “Subsidiary Guarantor” means, as of any date, each Wholly-Owned Subsidiary of Borrower which is then a party to the Subsidiary Guaranty, if and when required to be executed pursuant to Section 3.4.
f)    The definition of “Subsidiary Guaranty” means the guaranty to be executed and delivered by certain Subsidiaries of the Borrower, substantially in the form of Exhibit D, if and when required under Section 3.4, as the same may be amended, supplemented or otherwise modified from time to time pursuant to Section 3.4, including any joinders executed by additional Subsidiary Guarantors.

g)    The definition of “Total Asset Value” is modified in part by inserting “at least” before the third occurrence of “six (6) fiscal quarters” therein.
h)    The definition of “Unencumbered Real Property Adjusted NOI” is modified in part by deleting references to "Subsidiary Guarantor" and replacing them with "Wholly-Owned Subsidiary".
i)    The definition of “Unencumbered Real Property Value” is modified in part by (i) deleting the phrase “Subsidiary, which Subsidiary is also a Subsidiary Guarantor if and for so long as required by Section 3.4” and replacing it with “Wholly-Owned Subsidiary”, (ii) inserting “longer than” before the first occurrence of “six (6) consecutive fiscal quarters” therein, and (iii) deleting the reference to “clause (i) of this definition” and replacing it with “clause (ii) of this definition”.
4.Other Changes to Credit Agreement. From and after the Effective Date, the following sections in the Credit Agreement shall be modified as follows:
a)Section 2.5 is modified in part by (i) deleting the first sentence thereof through and including the phrase "obligated to pay an Unused Fee," (ii) capitalizing "the” in the reference to “the Borrower” immediately following the language deleted by the preceding clause (i), and (iii) replacing the reference to ”November 18, 2011” with “June 16, 2014".
b)Section 2.22(b)(iii) is modified in part by deleting "second anniversary" and replacing it with "first anniversary".
c)Section 3.2(a) is modified in part by inserting the phrase “a Subsidiary Guaranty is then in effect pursuant to Section 3.4 and” after the word “if”.
d)Section 3.3 is modified in part by deleting the first paragraph thereof in its entirety and replacing it with the following:
3.3    Release of Qualifying Unencumbered Projects. Borrower may request, upon not less than two (2) Business Days prior written notice to the Administrative Agent, that any Qualifying Unencumbered Project be released from such status in whole or in part, which release (the “Release”) shall be effected by the Administrative Agent if all of the following conditions are satisfied as of the date of such Release:

e)    Section 3.3 is further modified in part by adding a new second sentence to the final paragraph thereof as follows: "In addition, in the event a Subsidiary Guaranty has been executed pursuant to the terms hereof, the Administrative Agent shall release the applicable Subsidiary Guarantor from the Subsidiary Guaranty upon release of the Qualifying Unencumbered Project."
f)    Section 3.4 "Termination of Subsidiary Guaranty" is deleted in its entirety and replaced with a new Section 3.4 "Reinstatement of Subsidiary Guaranty" as follows:
(a)    In the event that a Subsidiary Guaranty is hereafter entered into pursuant to subsection (b) below, such Subsidiary Guaranty shall continue in full force and effect from the date of its execution through and until such date as Borrower has delivered to the Agent evidence that Borrower has once again received an Investment Grade Rating from either S&P or Moody’s. Within five (5) Business Days after the date on which the foregoing requirement is met, provided that no Event of Default or Potential Default has occurred and is then continuing, the Agent will execute and deliver on behalf of the Lenders such documents as may be required to terminate the Subsidiary Guaranty in its entirety and to release the Subsidiary Guarantors from any further liability thereunder.
(b)    Subject to the provisions of subsection (c) below, in the event that Borrower shall cease to maintain an Investment Grade Rating from at least one of either S&P or Moody’s, not later than five (5) Business Days after the loss of such Investment Grade Rating with both S&P and Moody’s Borrower shall cause each Subsidiary which then owns a Qualifying Unencumbered Project to execute and deliver to the Administrative Agent a Subsidiary Guaranty in the form of Exhibit D. Borrower shall thereafter cause each additional Subsidiary (if any) which thereafter owns a Qualifying Unencumbered Project to execute and deliver to the Administrative Agent a joinder thereto in the form of Exhibit A attached to such form of Subsidiary Guaranty. In addition, notwithstanding the fact that Borrower is maintaining an Investment Grade Rating from either S&P or Moody’s, if any Subsidiary that owns a Qualifying Unencumbered Project incurs any Recourse Indebtedness, including without limitation any Guarantee Obligations with respect to any Indebtedness of Borrower, any other member of the Consolidated Group or any Investment Affiliate, then not later than five (5) Business Days after the incurrence of such Indebtedness, Borrower shall cause each such Subsidiary to execute and deliver to the Administrative Agent a Subsidiary Guaranty in the form of Exhibit D, or if such a Subsidiary Guaranty has previously executed by other Subsidiaries, to execute and deliver to the Administrative Agent a joinder thereto in the form of Exhibit A attached to such form of Subsidiary Guaranty.
(c)     Borrower’s obligation to cause the Subsidiaries which are the owners of Qualifying Unencumbered Projects to execute or join in a Subsidiary Guaranty on account of the loss of such Investment Grade Rating with both S&P or Moody’s, as set forth in subsection (b) above, shall not apply to any such Subsidiary if the taking of such action by such Subsidiary would be prohibited by any indenture governing Borrower’s public debt or any placement agreement governing its private debt issue. In such case Borrower instead agrees that, in addition to the general restrictions on Indebtedness of the Consolidated Group imposed by Section 7.23 below, Borrower shall not cause, or permit or suffer, any Subsidiary owning a Qualifying Unencumbered Project from time to time which is not a party to the Subsidiary Guaranty to incur any other Indebtedness(other than obligations of such Subsidiary for the deferred purchase price of property or services not to exceed an aggregate outstanding amount of $1,000,000 at any time), including without limitation any Guarantee Obligations with respect to any Indebtedness of Borrower, any other member of the Consolidated Group or any Investment Affiliate.
(d)    In the event Borrower once again delivers to the Agent evidence that Borrower has received an Investment Grade Rating from either S&P or Moody’s following the occurrence of the events described in Section 3.4(b) above then, in such event, (i) the provisions of Section 3.4(a) shall require the release of the Subsidiary Guaranty then in effect and the provisions of the first two sentences of Section 3.4(b) and the provisions of Section 3.4(c) shall both cease to apply to Borrower unless and until Borrower shall no longer be maintaining such Investment Grade Rating.
g)    Section 6.21 is deleted in its entirety;

h)    Section 7.4 is modified in part by (i) replacing the reference to “Section 7.22(d)” with “Section 7.22” and (ii) deleting the last sentence thereof in its entirety and replacing it with "The activities of the Borrower and its Subsidiaries shall be limited primarily to (i) the acquisition, development, ownership, management, operation and leasing of income-producing, institutional-grade, multifamily residential properties, and (ii) construction, development and other related activities of the Borrower’s with respect to income-producing institutional grade multi-family properties.";

i)    Section 7.18 is deleted in its entirety and replaced with the following:

7.18    Secured Indebtedness. Borrower will not allow, nor permit any member of the Consolidated Group to allow, the aggregate outstanding principal amount of all of the Consolidated Group’s Secured Indebtedness (whether Recourse Indebtedness or Non-Recourse Indebtedness) to exceed forty-five percent (45%) of the then-current Total Asset Value. The amount of the Consolidated Group’s Secured Indebtedness which is Non-Recourse Indebtedness shall be limited only by Section 7.20(a) and Section 7.20(b).
j)    Section 7.20(a) is deleted in its entirety and replaced as follows: "The Leverage Ratio to be greater than 0.60:1 as of the end of any fiscal quarter".
k)    Section 7.22(a) is modified in part by deleting "fifteen percent (15%)" and replacing it with "twenty percent (20%)".
l)    Section 7.22(e) is modified in part by deleting "ten percent (10%)" and replacing it with "twenty percent (20%)".
5.    Representations and Warranties. The Borrower hereby represents and warrants to the Lenders and the Administrative Agent that as of the Effective Date:
a.no Event of Default or Potential Default exists under the Credit Agreement or the other Loan Documents or will exist after giving effect to the terms of this Amendment;
b.the representations and warranties contained in Article VI of the Credit Agreement are true and correct in all material respects, except to the extent any such representation or warranty relates to an earlier date, in which case such representation or warranty is true and correct in all material respects as of such earlier date;
c.the Credit Agreement and the other Loan Documents are in full force and effect and it has no defenses or offsets to, or claims or counterclaims relating to, the obligations under the Credit Agreement or any of the other Loan Documents;
d.other than changes which have been previously provided to and approved by the Administrative Agent, no changes have been made to its organizational documents since the Agreement Execution Date; and

e.it has full power and authority to execute this Amendment.
6.    Reimbursement to Administrative Agent. The Borrower agrees to reimburse the Administrative Agent for all reasonable out-of-pocket expenses (including, but not limited to fees relating to legal, consulting, or auditing expenses) incurred in connection with the preparation, negotiation, and consummation of this Amendment.
7.    References to Credit Agreement; Inconsistency. All references in the Loan Documents to the Credit Agreement henceforth shall be deemed to refer to the Credit Agreement as amended by this Amendment. In the event of a conflict or inconsistency between the provisions of the Loan Documents and the provisions of this Amendment, the provisions of this Amendment shall govern.
8.    Continuing Force and Effect of Credit Agreement and Loan Documents. The provisions of the Credit Agreement and other Loan Documents are in full force and effect, except as amended herein, and the Loan Documents as so amended are hereby ratified and reaffirmed by the Borrower. Nothing contained in this Amendment shall be construed to disturb, discharge, cancel, impair or extinguish the indebtedness evidenced by the existing Notes and the other Loan Documents.
9.    Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart. This Amendment shall be construed in accordance with the internal laws (and not the law of conflicts) of the State of Ohio, but giving effect to federal laws applicable to national banks.

10.    Governing Law. This Amendment shall be construed in accordance with the internal laws (and not the law of conflicts) of the State of Ohio, but giving effect to federal laws applicable to national banks.
[Signature pages follow]

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Amendment as of the date first above written.

ASSOCIATED ESTATES REALTY CORPORATION
an Ohio Corporation

By:	/s/ Lou Fatica
Name:	Lou Fatica
Title:	Senior Vice President, Treasurer, and CFO

1 AEC Parkway
Richmond Heights, Ohio 44143
Attention:	General Counsel
Telephone:	(216) 797-8780
Facsimile:	(216) 797-8719

COMMITMENT:	PNC BANK, NATIONAL ASSOCIATION,
$75,000,000	Individually and as Administrative Agent

	By:	/s/ John E. Wilgus, II
	Name:	John E. Wilgus, II
	Title:	Senior Vice President

PNC Real Estate
1900 East Ninth Street - 22nd Floor
Mail Stop: B7-YB13-22-1
Cleveland, OH 44114
	Phone:	216-222-6032
	Facsimile:	216-222-6070
	Attention:	John E. Wilgus, II
Senior Vice President
Real Estate Banking

COMMITMENT:	WELLS FARGO BANK, N.A.,
$75,000,000	individually and as Syndication Agent

	By:	/s/ Sam Supple
	Name:	Sam Supple
	Title:	Senior Vice President

Wells Fargo REIT Finance Group
123 N. Wacker Drive, Suite 1900
Chicago, IL 60606
	Attention:	Sam Supple
	Phone:	312-269-4817

COMMITMENT:	CITIBANK, N.D.,
$45,000,000	Individually and as Co-Documentation Agent

	By:	/s/ John C. Rowland
	Name:	John C. Rowland
	Title:	Vice President

Citibank, N.A.
388 Greenwich Street, 23rd Street
New York, NY 10013
	Attention:	Bryce Hong
	Phone:	212-723-6951
	Facsimile:	646-688-2052

COMMITMENT:	Citizens Bank National Association,
$45,000,000	Successor to:
RBS CITIZENS BANK N.A. d/b/a CHARTER ONE,
Individually and as Co-Documentation Agent

	By:	/s/ Donald W. Woods
	Name:	Donald W. Woods
	Title:	Senior Vice President

1215 Superior Avenue, OH S675
Cleveland, OH 44114
	Attention:	Samuel A. Bluso
	Phone:	216-277-0388
	Facsimile:	216-277-4600

COMMITMENT:	BANK OF AMERICA, N.A.
$45,000,000	Individually and as Co-Documentation Agent

	By:	/s/ Michael W. Edwards
	Name:	Michael W. Edwards
	Title:	Senior Vice President

Bank of America, N.A.
135 South LaSalle Street, Suite 611
Chicago, IL 60603
	Attention:	Thomas W. Nowak
	Phone:	(312) 828-4353
	Facsimile:	(312) 453-6586

COMMITMENT:	RAYMOND JAMES BANK, N.A.
$35,000,000

	By:	/s/ James M. Armstrong
	Name:	James M. Armstrong
	Title:	Senior Vice President

710 Carillon Parkway
St. Petersburg, FL 33716
	Attention:	James Armstrong
	Phone:	727-567-7919
	Facsimile:	866-205-1396

COMMITMENT:	U.S. BANK NATIONAL ASSOCIATION,
$30,000,000

	By:	/s/ Curt M. Steiner
	Name:	Curt M. Steiner
	Title:	Senior Vice President

U.S. Bank National Association
209 South LaSalle Street, Suite 210
Chicago, IL 60604
	Attention:	Curt M. Steiner, Senior Vice President
	Phone:	(312) 325-8756
	Facsimile:	(312) 325-8853